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                                                                       EXHIBIT 5


                               November 17, 2000


William Lyon Homes
4490 Von Karman Avenue
Newport Beach, California 92660

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") in connection with the registration of an aggregate of 1,029,912 shares of common stock, $0.01 par value per share, (the "Option Stock") issuable pursuant to the terms of the 1991 Stock Option Plan and the William Lyon Homes 2000 Stock Incentive Plan (collectively, the "Plans") of William Lyon Homes, a Delaware corporation (the "Company") and 44,000 shares, $0.01 par value per share, of the Company which were issued to David M. Siegel (the "Siegel Stock"). As your counsel, we have examined matters and documents as we have deemed necessary or relevant as a basis for this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

        Based on these examinations, it is our opinion that: (i) upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the issuance of the Option Stock, such Option Stock, when issued and sold (and the consideration therefor received) in the manner referred to in the Registration Statement and the Plans, will be legally and validly issued and fully paid and non-assessable; and (ii) the Siegel Stock has been legally and validly issued and is fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances events or developments that hereafter may be brought to our attention and which may alter, affect or modify this opinion. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters with respect to the Company, the Option Stock or Siegel Stock.


                                                 Very truly yours,


                                                 /s/ IRELL & MANELLA LLP
                                                 -------------------------------
                                                     Irell & Manella LLP